UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: June 21, 2013

(Date of earliest event reported): June 18, 2013

FULTON FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 4887, One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-291-2411

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 - Entry into a Material Definitive Agreement.

Fulton Financial Corporation (“Fulton”) and Meg R. Mueller (“Ms. Mueller”) executed an employment agreement on June 21, 2013 which is to be effective as of July 1, 2013 (“Mueller Employment Agreement”); the Mueller Employment Agreement is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Fulton and Curtis J. Myers (“Mr. Myers”) executed an employment agreement on June 21, 2013 which is to be effective as of July 1, 2013 (“Myers Employment Agreement”); the Myers Employment Agreement is attached as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Fulton and Angela M. Sargent (“Ms. Sargent”) executed an employment agreement on June 21, 2013 which is to be effective as of July 1, 2013 (“Sargent Employment Agreement”); the Sargent Employment Agreement is attached as Exhibit 10.3 to this Form 8-K and incorporated herein by reference.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, Fulton issued a press release, which is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference, to announce the promotion of Ms. Mueller, Mr. Myers and Ms. Sargent (each a “New Executive,” and collectively, the “New Executives”) to Senior Executive Vice President, effective July 1, 2013. Each of the New Executives will become a member of Fulton’s senior management team.

Ms. Mueller, age 49, is currently executive vice president and chief credit officer at Fulton. In this position since 2010, she oversees credit administration, loan documentation, correspondent banking and Fulton’s loan portfolio. Ms. Mueller joined Fulton in 1996 and has held various management positions. She holds a Bachelor of Arts degree in Economics and French with a minor in Psychology from Gettysburg College.

Mr. Myers, age 45, is currently executive vice president of Fulton and president and chief operating officer of Fulton Bank, N.A. In this position that he has held since 2009, he oversees the day-to-day activities of Fulton Bank, N.A., the largest of Fulton’s six subsidiary banks. Mr. Myers joined Fulton in 1990 and has held various management positions. He holds a Bachelor of Science degree in Business Administration from Shippensburg University and a Master’s Degree in Business Administration from Saint Joseph’s University. He is a graduate of the PBA Central Atlantic School of Commercial Lending and also the American Bankers Association’s Stonier Graduate School of Banking.

Ms. Sargent, age 45, is currently executive vice president and chief information officer at Fulton. She has held this position since 2006 and is responsible for managing Fulton’s Information Technology, e-Commerce Services, Data Processing Services and Loan Operations departments. Ms. Sargent joined Fulton in 1992 and has held various management positions. She holds a Bachelor of Science Degree in Information Systems from the University of Scranton and also an M.B.A. with a concentration in Technology Management. She is also a graduate of the American Bankers Association’s Stonier Graduate School of Banking.

Fulton’s subsidiary banks have entered into lending and other transactions in the ordinary course of business with Fulton’s executive officers and Fulton expects to continue to have such transactions with these parties, including Ms. Mueller, Mr. Myers and Ms. Sargent, in the future. Such transactions have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and transactions with persons not related to Fulton, and did not involve more than the normal risk of collectability or present other unfavorable features.

In connection with the New Executives’ promotions and appointments to Fulton’s senior management team, Fulton entered into an a substantially similar employment agreement with each of the New Executives (collectively, the “Employment Agreements”) that provides that the base salary for Ms. Mueller, Mr. Myers and Ms. Sargent will be $270,000, $354,000 and $270,000, respectively, with their individual base salaries reviewed annually. The New Executives are also entitled to participate in bonus and incentive compensation programs and in Fulton’s retirement plans, welfare benefit plans and other benefit programs. Fulton will also provide the New Executives with a company car and membership fees associated with a country club of their choice.

The Employment Agreements are similar to the employment agreements Fulton executed with other executive officers. The Employment Agreements do not provide for an excise tax gross-up for taxes applicable to a severance payment as a result of a New Executive’s termination. Instead, in the event a payment to a New Executive in connection with termination of his or her employment would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payment would be retroactively reduced, if necessary, to the extent required to avoid such excise tax imposition and, if any portion of the amount payable to him or her is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended, such payment would be further reduced to only the amount determined to be deductible under Section 280G.

The term of the Employment Agreements will begin as of the effective date and continues until terminated according to their terms. The Employment Agreements do not have a term of years. If any of the New Executives voluntarily terminates his or her employment other than for “Good Reason” (as defined in the Employment Agreements) or upon retirement at age 65, he or she is entitled to receive his or her base salary through the effective date of termination of employment plus all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plan terms. If any of the New Executives terminates his or her employment for “Good Reason,” or his or her employment is terminated without “Cause” (as defined in the Employment Agreements), he or she is entitled to receive his or her base salary, and in the sole discretion of Fulton, the New Executive may also receive an additional cash bonus, for twelve (12) months. The New Executive would continue to participate in Fulton’s employee benefit plans, as eligible, during that same time period. If he or she is unable to continue to participate in any employee benefit plan, the New Executive will be compensated on an annual basis in respect thereof at Fulton’s cost plus any taxes applicable thereto.

Following a New Executive’s total “Disability” (as defined in the Employment Agreements) or death during the term, his or her employment would terminate, and Fulton would pay the New Executive all amounts accrued under the applicable Employment Agreement as of the date of such termination. In the event of a New Executive’s “Disability”: (A) Fulton shall pay him or her at least six months’ base salary; (B) thereafter, for as long as the New Executive continues to be disabled, Fulton will continue to pay him or her at least 60% of the base salary until the earlier of the New Executive’s death or December 31 of the calendar year in which he or she attains age 65; and (C) to the extent not duplicative of the foregoing, he or she shall receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but shall not be limited to, life, medical, health, accident insurance and a survivor’s income benefit.

If, during the period beginning 90 days before a “Change in Control” (as defined in the Employment Agreements) and ending two (2) years after such Change in Control, the employment of any of the New Executives is terminated by Fulton without “Cause” or he or she resigns for “Good Reason,” Fulton would pay him or her a two (2) times multiple of the sum of: (A) the base salary immediately before the Change in Control; and (B) the highest annual cash bonus or other incentive compensation awarded to the New Executive over the past three years. Fulton would also pay that portion, if any, of Fulton’s contribution to his or her 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of the New Executive’s employment, plus any taxes applicable thereto. He or she would continue to receive all employee benefits that the New Executive was receiving immediately before such termination of employment for two (2) years. Fulton would pay him or her an amount equal to the actuarial present value of two (2) years of the benefit accruals of Fulton’s retirement plan contributions under each tax qualified or nonqualified defined contribution type of retirement plan in which he or she was a participant immediately prior to his or her termination of employment or resignation.

The Employment Agreements further (i) prohibit a New Executives from, directly or indirectly, competing with, and/or soliciting or contacting any customers, employees or suppliers of, Fulton for a period of one (1) year after his or her separation from service with Fulton, and (ii) subject the New Executive to any clawback policy that the Board of Directors of Fulton may adopt. In the absence of such a formal clawback policy, the New Executive is required to forfeit and pay back to Fulton any bonus or other incentive compensation paid to him or her if: (a) a court makes a final determination that the New Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of the Board of Directors of Fulton determine that the New Executive has committed a material violation of Fulton’s Code of Conduct.

The preceding description is qualified in its entirety by reference to the full text of the Mueller Employment Agreement, Myers Employment Agreement and Sargent Employment, which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Mueller Employment Agreement dated as of July 1, 2013

10.2	Myers Employment Agreement dated as of July 1, 2013

10.3	Sargent Employment Agreement dated as of July 1, 2013

99.1	Fulton Press Release dated June 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2013	Fulton Financial Corporation

	By:	/s/ Craig H. Hill
Craig H. Hill
Senior Executive Vice President

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